Exhibit 10.3

PURCHASE & INSTALLMENT PAYMENT AGREEMENT

This Agreement entered into this 20th date of Apri8, 2012 between American International Ventures Inc., a Delaware Corporation qualified to do business in Nevada (“AIVN”) and DAAL, LLC, a Nevada limited liability company (“Owner”).

RECITALS

A.

Owner owns and possesses two (2) patented lode mining claims situated in Humboldt County, Nevada, which are more particularly described as follows:

Claim Names	Mineral Survey	Mineral Patent	Assessor's Parcel
	Number	Number	Number
Golden Eagle
Extension	1845		005-431-04

Golden Eagle	1845		005-431-06

B.       Owner owns and possesses the "Golden Eagle" group of unpatented lode mining claims situated in Humboldt County, Nevada, which are more particularly described as follows:

Claim Names	BLM Number

Golden Eagle Lode 1-5	NMC 1010098-1010102

Golden Eagle Lode 6-9	NMC 1028180-1028183

Golden Eagle Lode 10-15	NMC 1068441-1068446

C.      The foregoing patented and unpatented mining claims, together with all ores, minerals, surface and mineral rights, and the right to explore for,  mine, and remove the same, and all water rights and improvements, easements, licenses, rights of-way, and other interests appurtenant thereto, shall be referred to collectively as the "Property."

D.      AIVN wishes to purchase the property from Owner allowing AIVN to conduct its mining operations on the Property.

SECTION ONE

Terms of Purchase

1.1

Mining Operations.  Owner hereby grants to AIVN the exclusive right  to enter upon and improve the Property during Escrow.  The Escrow term commencing on April 21, 2012 (the "Effective Date") and ending upon August 20, 2012.  During the term of the Escrow, AIVN shall have the right to undertake geological, geophysical, and geochemical examinations of the Property; to sample the Property by means of pits, trenches, and drilling; to take bulk samples from the Property for the purpose of conducting metallurgical and leaching tests; and to conduct surface or  underground mining operations on the Property.   AIVN shall be responsible for reclamation of its pits, trenches, drill sites, mine sites, and other disturbances.

1.2

Payments during of the Escrow period.   In consideration of this License, AIV shall pay Owner the sum of TWENTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS ($27,500.00) upon execution of this Agreement.   Upon receipt of this payment, Owner shall make available to AIVN the data described in Section 1.3 below, and AIVN shall be allowed to commence exploration, development, and mining activities in accordance with Section 3 for  the following month.   AIVN shall have deposit each month, nine (9) additional payments of TWENTY SEVEN THOUSAND FIVE HUNDRED DOLLARS ($27,500.00) to Owner on or before the 20th day of each month.   These Installments payments shall be applied to the purchase price set forth in Section 2.1 below.

1.3     Delivery of Data.   Following execution of this Agreement, Owner shall make available to AIVN all maps, deeds, and other documents in Owner's  possession which pertain to the claim title and boundaries, prior workings, production history, and so forth.   Owner makes no warranty to AIVN regarding the completeness or accuracy of this data.  AIVN may copy this information at its own expense.

1.4     Work  Commitment.     The payments set forth in Sections 1.2 and 1.4 above shall be in lieu of any work commitment on the Property, and AIVN shall have no obligation, express or implied, to explore, develop, or mine the Property.

SECTION TWO

Purchase Price

2.1      Installments.  Owner hereby grants to AIVN the exclusive right to purchase Owner's ownership interest in the Property for the sum of TWO HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($275,000.00).  The Installment payments paid by AIVN to Owner pursuant to Section 1.2 above shall be applied  to the purchase  price.  The Escrow shall commence on the Effective Date and terminate on August 20, 2012.  Once AIV has paid Owner the first five (5) Installments, Escrow will close and AIV will have issue Owner a Deed of Trust in the amount of $137,500.00 to be recorded in 1st position on the patented property only.  In addition, AIVN will have caused 250,000 Rule 144 common shares of its stock to be issued to Owner and 250,000 warrants to purchase stock at $.25 per share that will expire one year from the closing date of August 20, 2012.

2.2    Title Insurance.   AIVN may, in its discretion and at its own cost, acquire a policy of title insurance from the escrow company.

SECTION THREE

Conduct of Operations

3.1      Conduct of Work.  AIVN shall perform its activities under this Agreement in accordance with good mining practices; shall comply with the applicable laws and regulations relating  to the performance of exploration operations on the Property; and shall comply with the applicable worker's compensation laws of the State of Nevada.

3.2    Liability and Insurance.     During the term of Escrow and until Owner is paid in full all Installment Payments provided for by this Agreement,  AIVN shall indemnify and hold  Owner harmless from all claims, demands, liabilities or liens arising out of AIVN's activities on the Property. To that end, AIVN shall obtain and carry a policy of public liability insurance in the amount of $1,000,000.00 or more for personal injury and $100,000.00 for property damage, protecting Owner against any claims for injury to persons or damage to property resulting from AIVN's operations. The insurance policy shall name Owner as a covered party, and AIVN shall cause proof of insurance to be delivered to Owner, before starting its operations.

3.3    Liens.   AIVN shall keep the Property free and clear from any and all mechanic's or laborer's liens arising from labor performed on or material furnished to the Property at AIVN's request.  However, a lien on the Property shall not constitute a default if AIVN, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to AIVN.

3.4     Acquisition  of Permits.    AIVN shall acquire all federal, state and county permits,  required for its operations.  In the event that AIVN is required to post a reclamation bond, the bond will revert to AIVN upon satisfactory completion of the reclamation program.

3.5    Inspection of Property.  Owner or its authorized agents or representatives shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at its own risk and so as not to hinder unreasonably the operations of AIVN.    Owner shall give reasonable notice before  any visit, and shall indemnify and hold AIVN harmless from any damage, claim, or demand by reason of injury to Owner or its agents or representatives on the Property or the approaches thereto.

SECTION FOUR

Default

4.1      Default.  If AIVN fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare AIVN in default by giving AIVN written notice of default which specifies the obligation(s) which AIVN has failed to perform.  If AIVN fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, Owner may terminate this Agreement and AIVN shall peaceably surrender possession of the Property to Owner.

4.2    Obligations Following Termination.   In the event of voluntary or involuntary termination, AIVN shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (1) to fulfill its reclamation responsibility as stated in Sections 1.1 and 3.4; (2) to satisfy any accrued obligations or liabilities; and (3) to satisfy any other obligation imposed by this agreement or by law.

SECTION FIVE

Miscellaneous Provisions

The following miscellaneous provisions

shall apply to all parts of this Agreement.

5.1

Assignment.  AIVN may sell, assign, or joint venture this Agreement at any time with written notice to the Owner.

5.2

Notices.   All notices to Owner and AIVN shall be in writing and shall be sent by Federal Express or certified or registered mail, return receipt requested, to the address below.  Notice of any change in address shall be given in the same manner.

TO OWNER:	DAAL LLC P.O. Box 4654
Springfield, Missouri 65808-4654

With a copy to:	John Bello
Chief Financial Officer
Fidelity Communications Co.
64 N. Clark
Sullivan, Missouri 63080

TO AIV:	American International Ventures, Inc.
6004 Tealside Court
Lithia, Florida 33547

5.3

Payments in U. S. Currency.  All payments shall be in U. S. currency payable to Owner at the address above.

5.4    Warranty of Title.     Owner makes the following representations and warranties of title to AIVN: (a) Owner owns and possesses the Property free and clear of all liens and encumbrances; (b) Owner has the right to convey the Property to AIVN without the consent of any third party; and (c) Owner is not aware of any claim disputes, legal actions, or liabilities (including environmental liabilities) affecting the Property.

5.5      Binding  Effect.    This Agreement shall inure to the benefit of and be binding upon the parties hereto,  their respective heirs,  executors,  administrators, successors, and assigns.

5.6       Applicable  Law.   The terms and provisions of this Agreement shall be Interpreted in accordance with the laws of the State of Nevada.  Any dispute which might ensue between the parties shall be resolved in Reno, Nevada pursuant to the commercial rules of the American Arbitration Association.   The parties shall first endeavor to appoint a single arbitrator who, by reason of education and experience, is qualified to arbitrate mining agreements.  If the parties cannot decide upon a single arbitrator, each shall choose one (1) arbitrator, and the two arbitrators thus chosen shall choose a third arbitrator.  The parties may conduct discovery pursuant to the Nevada Rules of Civil Procedure.

5.8      Attorney's Fees and Costs.   Should any arbitration or litigation arise out of this agreement, the prevailing party shall be entitled to a reasonable attorney’s fee and court costs, in addition to any other relief the court may grant.

5.9   Entire Agreement.   This Agreement terminates and replaces all prior agreements, either written, oral, or implied, between the parties hereto, and constitutes the entire agreement between the parties.

5.10    Recording Memorandum of Agreement.    The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording the same in the records of Humboldt County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

5.11    Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

5.12    Waiver.   No waiver of any breach of any covenant herein shall be construed to be a waiver of the covenant itself, or of any subsequent breach thereof.

5.13    Amendment.  All amendments of  this Agreement must be in writing signed by all parties.

5.14    Time of the Essence.   Time is of the essence of this Agreement and each and every part thereof.

5.15    Not a Partnership.  This Agreement shall not be construed under any circumstances as creating a partnership between Owner and any other party.

IN WITNESS WHEREOF, the parties have executed this Purchase & Installment Payment Agreement the day and year first above written.